Description of Bonus Incentive Plan


The Company has a Bonus Incentive Plan. Under the Bonus Incentive Plan, each full-time employee will become eligible to participate in the Bonus Incentive Plan (B.I.P.) upon completion of one year of employment provided the employee has worked a minimum of 1960 hours at straight time. An employee who has completed one year of full-time employment, with less than 1960 hours at straight time, will become eligible to participate upon completion of 1960 hours work at straight time.

Each part-time employee will be come eligible to participate upon completion of 2600 hours work at straight time.

Each participant will receive a bonus equal to a percentage of his/her gross wage for the fiscal year. The formula for determining this percentage is established each fiscal year by the Board of Directors and is based on the pre-tax profit margin of the Company. The formula may change from year to year, depending on variables such as the general economic climate, the competitive position of II-VI in its markets, and/or the Company's budget plans for the coming years.